N-CSR Item 13(a)(4)(ii) - Exhibits: Change in Auditor Language Attachment to Letter from former accountant

11. CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 13,2021, the Trustees, upon the recommendation of the Audit Committee, engaged KPMG LLP (KPMG) as the Fund’s independent registered public accounting firm for the fiscal year ended December 31, 2021.

On September 24, 2021, the Predecessor Fund was reorganized into the Fund. As a result of this reorganization, PricewaterhouseCoopers LLP (PWC) was effectively dismissed as the Predecessor Fund’s independent registered public accounting firm.

The report issued by PWC on the Predecessor Fund’s financial statements for the fiscal period ended December 31, 2020, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. PWC did not audit the Predecessor Fund for the prior fiscal year as that was performed by Ernst & Young LLP (EY). The change in auditor for the prior fiscal year was disclosed in the Predecessor Fund’s N-CSR filed on March 10, 2021.

During the Predecessor Fund’s fiscal period ended December 31, 2020 and the subsequent interim period through September 24, 2021: (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund requested that PWC furnish it with a letter addressed to the Securities and Exchange Commission stating whether PWC agrees with the statements contained above. A copy of the letter from PWC to the Securities and Exchange Commission is filed as an exhibit hereto.

During the Predecessor Fund’s fiscal period ended December 31, 2020 and January 31, 2020 and the subsequent interim period through September 24, 2021, neither the Predecessor Fund, the Fund nor anyone on the behalf of either has consulted KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).